EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-34702 and 333-75649 on Form S-3 and Registration Statement Nos. 33-44752, 33-97468, 333-13283, 333-48768, 333-48772, 333-50357, 333-71011, 333-72988, 333-89573, 333-89575, 333-107206, 333-107208, 333-109376, 333-124269, 333-137549, 333-137550, 333-137552, 333-157194 and 333-157195 on Form S-8 of our report dated June 14, 2007, relating to the financial statements of Alkermes, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on April 1, 2006), appearing in this Annual Report on Form 10-K of Alkermes, Inc. for the year ended March 31, 2009.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts May 27, 2009